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                                                                     EXHIBIT 4.5

                         CHART HOUSE ENTERPRISES, INC.

                            STOCK OPTION AGREEMENT

          This Agreement is made as of the 19th day of May, 1997, by and between CHART HOUSE ENTERPRISES, INC., a Delaware corporation (the "Company"), and F. PHILIP HANDY (the "Optionee").

          1.  Grant of Option.  The Company hereby grants to the Optionee the
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right and option to purchase from the Company all or any part of an aggregate of
100,000 shares (the "Shares") of the Company's common stock, par value $.01 per share ("Common Stock"), at the purchase price of $6.75 per share, on the terms and conditions set forth herein (the "Option"). The Option is granted pursuant to resolutions adopted by the Board of Directors of the Company at its meeting held on May 19, 1997, and is granted separate and apart from the Company's existing stock option plans. The Option is not intended to be, and will not be treated as, an incentive stock option within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended. The number of shares with respect to which this Option is exercisable, and the purchase price with respect to each share to be acquired pursuant to the exercise of the Option, each are subject to adjustment under certain circumstances, as more fully set forth in Section 7 hereof. The term "Common Stock" as used herein shall include any other class of stock or other securities resulting from such adjustment.

          2.  Expiration of Option.  The Option, to the extent that it has not
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previously been exercised, shall expire at 11:59 p.m. on May 19, 2007, being ten
(10) years from the date of grant of this Option, except that the term of this Option is subject to earlier termination pursuant to Section 11 of this Agreement.

          3.  Exercise of Option.  Except as provided below in this section, the
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Option may not be exercised during the first six (6) months after its grant.  On
November 19, 1997, six (6) months after the Option grant, or upon stockholder approval in accordance with Section 11 below, whichever occurs later, the Option shall become exercisable as to one hundred percent (100%) of the total number of Shares subject thereto.

          Notwithstanding the foregoing, if during the term of the Option a "Change of Control" of the Company occurs, the Board of Directors may provide for the acceleration of the right to exercise the Option prior to the anticipated effective date of any such transaction. For purposes of this Agreement, the term "Change in Control" shall be deemed to have occurred if (i) the percentage of the voting stock of the Company owned by one or more persons ("person" as that term is defined for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or entities becomes more than fifty percent (50%) of the outstanding shares of Common Stock (determined on the basis of all outstanding stock of the Company and not just with regard to a percentage increase of such persons or entities over their prior interest), whether such increase occurs by way of a merger, consolidation, redemption, direct transfer, or sale of stock or otherwise, (ii) as a result of or in connection with any tender or exchange offer, any
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contested election of directors or any combination thereof, the persons who were directors of the Company immediately before such tender or exchange offer, contested election or any combination thereof cease to constitute a majority of the Board, (iii) the stockholders of the Company approve a plan of complete liquidation of the Company, or (iv) the stockholders of the Company approve an agreement for the sale or disposition of all or substantially all of the assets of the Company.

          Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities is acquired by (A) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its Subsidiaries or (B) any company which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

          Notwithstanding anything to the contrary set forth in this definition, if a transaction that would otherwise create or result in a "Change in Control" of the Company pursuant to subsection (ii) above is approved by the affirmative vote of not less than two thirds of the members of the Board, who are members of the Board immediately prior to such transaction, then no Change in Control of the Company shall be deemed to have occurred for the purposes of this Agreement.

          In the event of the termination of Board service for any reason other than death or permanent and total disability, the Optionee shall have three (3) months after the effective date of termination within which to exercise the Option to the extent it has become exercisable on or before the date of termination, and the unvested portion of the Option shall terminate on the date of termination of board service.

          In the event of the death or permanent and total disability of the Optionee, the Option shall terminate as to any unvested portion thereof and the Optionee, or the Optionee's heir(s) or legal representative(s), as the case may be, shall have one (1) year from the date of the Optionee's death, or the date of permanent and total disability, within which to exercise that portion of the Option, if any, that has vested on or before the date of death or the date of permanent and total disability, as the case may be.

          4.  Option Exercise Procedures.  Each exercise of the Option shall be
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by means of a written notice of exercise delivered to the Secretary of the
Company at its principal executive office, specifying the number of Shares to be purchased and accompanied by payment in cash or by certified or cashier's check payable to the order of the Company of the full purchase price of the Shares to be purchased or in whole or in part by the surrender to the Company of shares of previously acquired Common Stock which shall be valued at the fair market value on the date this Option is exercised. For purposes of this Agreement, "fair market value" of stock means, as of any given date, (a) the closing sale price of a share of the Company's Common Stock on the principal exchange on which shares of Common Stock are then trading, if any, on such date, or if shares are not traded on such date, then on the closest preceding date on which a

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trade occurred, or (ii) if the Company's Common Stock is not traded on an exchange, the mean between the closing representative bid and asked prices for the Common Stock on such date as reported by NASDAQ, or, if NASDAQ is not then in existence, by its successor quotation system, or (iii) if the Company's Common Stock is not publicly traded, the fair market value as determined by the Company's Compensation Committee of the Board of Directors acting in good faith and considering all relevant and available information and data. Upon receipt of the notice and purchase price in proper form, and of a written unqualified representation and warranty of the Optionee to the effect that the Optionee is acquiring the Shares specified in the notice for his own account for investment and not with a view to, or for sale in connection with, the distribution of any Shares, and not for resale or redistribution, in a form approved by the Company, the Company shall make immediate delivery of the Shares issuable to the Optionee provided that, if any law or regulation requires the Company to take any action with respect to the Shares specified in the notice before issuance thereof, then the date of delivery of the Shares shall be extended for the period required by the Company to take the action.

          5.  Investment Representation.  By accepting this Option, the Optionee
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represents and warrants that none of the Shares purchased upon exercise of the
Option will be distributed in violation of the applicable federal and state laws and regulations, and the Optionee shall furnish evidence satisfactory to the Company (including a written and signed representation letter and a consent to be bound by all transfer restrictions imposed by applicable law, legend condition, or otherwise) to that effect, prior to delivery of the purchased Shares.

          6.  Acknowledgments by Optionee.  The Optionee acknowledges that:
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              (a) The issuance of Shares pursuant to the exercise of the Option, and any resale of the Shares, may only be effected in compliance with applicable state and federal laws and regulations;

              (b) The Optionee is not entitled to any rights as a stockholder with respect to any Shares issuable hereunder until the Optionee becomes a stockholder of record;

              (c) Upon termination of the Optionee's board service, including death or permanent and total disability, this Option terminates, subject to exercise under certain circumstances within a limited period of time, as provided in Section 3 above; and

              (d) The Shares subject hereto may be adjusted in the event of certain changes in the capital structure of the Company, as provided in Section 7 below.

          7.  Adjustments.  In the event that each of the outstanding shares of
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Common Stock of the Company are hereafter changed into or exchanged for cash or a different number or kind of shares of stock or other securities of the Company or another corporation by reason of a reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend or combination of shares, then for each share of Common Stock of the Company subject to this Agreement there shall be substituted and exchanged therefor the number and kind of shares of stock or other securities into which each outstanding share of Common Stock of the Company shall be so changed or exchanged to the end that the proportionate interest of the holder of the

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Option shall, to the extent practicable, be maintained as before the occurrence of such event. Such adjustment in the outstanding Option shall be made without change in the total price applicable to the unexercised portion of the Option but with a corresponding adjustment in the exercise price per Share.

          8.   Restriction on Disposition.  The Option may not be sold, pledged,
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assigned or transferred in any manner otherwise than by will or the laws of descent or distribution, and may be exercised during the lifetime of the
Optionee only by the Optionee.   Any attempt to transfer the Option or any
interest therein by assignment, pledge, hypothecation or otherwise, except as herein provided, or the levy of any execution, attachment, or similar process upon the Option, shall be null and void and without effect. The Shares issued upon exercise of the Option will not be registered under the Securities Act of 1933, as amended (the "Act") in reliance upon the investment representation of the Optionee and no interest in the Shares may be transferred except in conformity to the provisions of the Act and the rules and regulations promulgated thereunder.

          9.   Restrictive Legend on Stock Certificates Issued upon Exercise of
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the Option.  A copy of this Agreement shall be filed with the Secretary of the
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Company.  The Company will cause (or instruct the Transfer Agent for its shares to cause) the following restrictive legend to be imprinted upon all stock certificates issued to the Optionee upon exercise of the Option:

          "The shares represented by this certificate were issued as provided in a Stock Option Agreement dated May 19, 1997, by and between the holder of this certificate and Chart House Enterprises, Inc. and are subject to the restrictions on transfer contained therein and in an investment representation executed by the holder of this certificate. Copies of the Agreement and of the investment representation are on file in the office of the Secretary of Chart House Enterprises, Inc."

          10.  Date of Grant.  The date of grant of the Option is the date of
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this Agreement.

          11.  Stockholder Approval.  Notwithstanding any provision of this
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Agreement to the contrary, the Option shall not be exercisable prior to the time when this Agreement is approved by the stockholders of the Company representing a majority of the votes cast at a stockholders meeting so long as the holders of a majority of the outstanding shares vote at the meeting. This Agreement will be submitted for the approval of the Company's stockholders not later than the Company's next annual meeting of stockholders. If this Agreement is not approved by the stockholders on or before December 31, 1998, this Option shall be canceled and become null and void.

          12.  No Right to Continue as Director.  Nothing contained in this
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Agreement will confer upon Optionee any right to continue as a member of the
Board of Directors or affect

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the right of the Company, the Board of Directors or the stockholders to terminate the directorship of Optionee at any time with or without cause.

          13.  Tax Withholding.  The Company shall be entitled to require
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payment in cash of any sums required by federal, state or local tax law to be withheld with respect to the exercise of the Option.

          14.  Securities Laws Requirements.  This Option and the issuance and
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delivery of shares of Common Stock upon exercise of the Option are subject to compliance with all applicable federal and state laws, rules and regulations (including, but not limited to, state and federal securities laws and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The Company shall be under no obligation to register any of the Shares covered by this Option with the Securities and Exchange Commission.

          15.  Headings.  The section headings are contained herein for
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convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

          16.  Governing Law.  This Agreement shall be governed by and construed
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in accordance with the laws of the State of Delaware.

          17.  Complete Agreement.  This Agreement comprises the entire
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understanding between the parties and may not be modified or terminated orally.

          This Agreement has been executed as of the day and year first set forth above.

                                    CHART HOUSE ENTERPRISES, INC.


                                    By: /s/ RICHARD D. TIPTON
                                        ----------------------------------
                                    Name:  Richard D. Tipton
                                    Its:  Vice President

                                    OPTIONEE:


                                    By: /s/ F. PHILIP HANDY
                                        ----------------------------------
                                        F. Philip Handy

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